Exhibit 99.1

January 03, 2012 04:10 PM Eastern Time

DCP Midstream Partners Completes Dropdown of the Remaining Interest in East Texas from DCP Midstream

DENVER—(BUSINESS WIRE)—DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today it has completed the previously announced dropdown of the remaining 49.9 percent interest in DCP East Texas Holdings, LLC from the owner of its general partner, DCP Midstream, LLC. The $165 million transaction, which is subject to certain customary working capital and other purchase price adjustments, was financed at closing through a term loan and the issuance of 727,520 DPM common units to DCP Midstream, LLC.

“It is yet another example of how we are co-investing and effectively partnering with our general partner. With the accelerating growth opportunities announced by our general partner, we remain optimistic about our growth outlook.”

“This transaction will provide immediate cash flows to support continued distribution growth,” said Mark Borer, president and chief executive officer of the Partnership. “It is yet another example of how we are co-investing and effectively partnering with our general partner. With the accelerating growth opportunities announced by our general partner, we remain optimistic about our growth outlook.”

The East Texas system includes a complex currently processing 550 million cubic feet per day, 900 miles of gathering and transportation pipelines, and favorable market access through the Carthage Hub, a key exchange point for 1.5 billion cubic feet per day of gas volumes.

In order to fund a portion of the dropdown transaction, the Partnership entered into a $135 million term loan, which will mature on January 3, 2014. The lenders under the term loan are Wells Fargo, N.A., SunTrust Bank, and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP website at http://www.dcppartners.com.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among other risks, there can be no guarantee that the expected benefits of the dropdown transaction will be realized. Other key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports most recently filed with the Securities and Exchange Commission, including its most recent Form 10-K and most recent Form 10-Q. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

DCP Midstream Partners, LP

Jonni Anwar, 303-605-1868

or

24-Hour, 303-887-5419